As filed with the Securities and Exchange Commission on August 15, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Synergy CHC Corp.

(Exact Name of Registrant as Specified in its Charter)

_____________________________________

Nevada	2833	99-0379440
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

865 Spring Street
Westbrook, ME 04092
(207) 321-2350

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

_____________________________________

Jack Ross
Chief Executive Officer
c/o Synergy CHC Corp.
865 Spring Street
Westbrook, ME 04092
(902) 237-1220

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

W. David Mannheim Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 301 Hillsborough Street, Suite 1400 Raleigh, NC 27603 (919) 329-3800	Lawrence Metelitsa Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 (732) 395-4400

_____________________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 15, 2025

1,275,510 Shares
Common Stock

Synergy CHC Corp.

We are offering up to 1,275,510 shares of our common stock, par value $0.00001 per share.

The assumed public offering price per share of common stock is $3.92, the last reported sale price of our common stock on the Nasdaq Capital Market on August 12, 2025.

We will use the net proceeds from the offering for working capital and general corporate purposes.

Our stock is listed on the Nasdaq Capital Market under the symbol “SNYR”.

We are a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)    The underwriters will receive compensation in addition to underwriting discounts and commissions, including warrants exercisable for the number of shares of our common stock equal to 3% of the total number of shares of common stock sold in this offering (which we refer to as the “Underwriter Warrants”). See “Underwriting”.

We have granted an option to the underwriters, exercisable for 45 days from the date of this prospectus to purchase up to 191,326 additional shares of our common stock, at price equal to the public offering price per share in this offering less underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about          , 2025.

Sole Bookrunner

Bancroft Capital, LLC

The date of this prospectus is           , 2025

i

ABOUT THIS PROSPECTUS

You should carefully read this prospectus before deciding to invest in our securities. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission (the “SEC”), the information incorporated by reference into this prospectus and any free-writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States (“U.S.”): We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

Trademarks

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus and the information incorporated by reference herein may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus or information incorporated by reference herein is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus or in the information incorporated by reference herein may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Market and Industry Data

Unless otherwise indicated, information contained and incorporated by reference in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained or incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference into this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus and the documents incorporated by reference into this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus and under similar headings in the documents incorporated by reference into this prospectus, which include, but are not limited to, risks related to the following:

•        our ability to compete in our industry, including against competitors that have significantly greater financial, technical and marketing resources than we do;

•        our ability to respond to customer preferences and successfully develop new and innovative products in a timely manner and effectively manage the introduction of new or enhanced products;

•        risks related to a loss of, or material cancellation, reduction, or delay in purchases by, one or more of our largest customers;

•        our outside suppliers and manufacturers failing to supply products in sufficient quantities and in a timely fashion;

•        our ability to execute on our strategic initiatives (including acquisitions);

•        our ability to maintain the reputation of our brands;

•        the risks related to consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies in our industry;

•        the risks related to third parties asserting intellectual property infringement claims against us;

•        the risks related to our planned expansion into additional international markets;

•        the risks related to adverse economic conditions;

•        the risks related to catastrophic events;

•        our ability to retain key personnel, manage our business effectively, and continue to grow;

•        the impact of numerous laws and regulations that apply to the manufacture, sale, and manufacturing of nutritional supplements, and compliance with these laws and regulations, as they currently exist or as modified in the future, on us and our suppliers;

•        the risks related to product recalls;

•        the risks related to product liability claims and litigation to prosecute such claims; and

•        the other factors described in “Risk Factors.”

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and the documents incorporated by reference into this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated by reference into this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into in this prospectus, before making an investment decision. Some of the statements included in this prospectus and the information incorporated by reference herein constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “Synergy CHC,” “we,” “us” and “our” refer to Synergy CHC Corp. and, where appropriate, its subsidiaries.

Our Company

We are a provider of consumer health care, beauty, and lifestyle products. Our current brand portfolio consists of two marquee brands, FOCUSfactor, a clinically-tested brain health supplement (this study was performed independently and is not related to any FDA-approved investigational new drug (IND) application) that has been shown to improve memory, concentration and focus, and Flat Tummy, a lifestyle and wellness brand that provides a suite of nutritional products to help women achieve their nutrition and weight management goals. For the year ended December 31, 2024, FOCUSfactor represented 88% of our net revenue and Flat Tummy was 12%. For the six months ended June 30, 2025, FOCUSfactor represented 86% of our net revenue and Flat Tummy represented 14%. Our products are sold through some of the nation’s leading club, mass drug, and other retailers such as Costco, Amazon.com, Walmart, Walgreens, CVS, BJ’s Wholesale Club, Publix Supermarkets, The Vitamin Shoppe, Target.com, H-E-B, Meijer, and Albertson’s. Additionally, we have expanded into Canada and the United Kingdom.

We built our brand portfolio through strategic acquisitions. We acquired the FOCUSfactor brand in January 2015 for cash consideration of $6.0 million, including earnout. In November 2015, we acquired our second marquee brand, Flat Tummy, for AUD 10.0 million (approximately $7.0 million), using a mix of cash and stock. Our capital structure following the acquisitions of our key brands in 2015 has been highly levered, and our focus has been on paying our debt and, as a result, we do not have the resources to grow our business. We have grown our FOCUSfactor brand from 3 SKUs at acquisition to over 34 SKUs, and our Flat Tummy Brand from 1 SKU to 13 SKUs. We use the term SKU, or stock-keeping unit, to refer to a product with a unique UPC (Universal Product Code), which is the barcode used to identify products.

Our growth from 2022 to the present was driven by expanded distribution of our FOCUSfactor product line to some of our major retailers, such as Costco, CVS and Walmart, among others. This expansion included SKUs within our FOCUSfactor vision line as well as focus and energy Ready-to-Drink (RTD). As a result, net revenue for the year ended December 31, 2024 was $34.8 million, a decrease of $8 million, or 19%, compared to net revenue for the year ended December 31, 2023 of $42.8 million. Net revenue for the six months ended June 30, 2025 was $16.3 million, a decrease of $1.1 million, or 6% compared to net revenue of $17.4 million for the six months ended June 30, 2024. FOCUSfactor net revenue decreased 5% from $14.8 million for the six months ended June 30, 2024 to $14.0 million for the six months ended June 30, 2025. FOCUSfactor net revenue for the year ended December 31, 2024 was $30.8 million, a 17.0% decrease under FOCUSfactor net revenue for the year ended December 31, 2023 of $37.2 million.

Following the completion of this offering, although we do not have a specific plan for the use of the net proceeds of this offering, we intend to use the proceeds on initiatives to accelerate the growth of both our FOCUSfactor supplements and FOCUSfactor energy RTD products. Our asset-light business model, in which we partner with third-party manufacturers to produce our brand offerings, allows us to scale quickly and profitably while satisfying growing demand.

For the year ended December 31, 2024, our net revenues, net income and EBITDA were $34.8 million, $2.1 million and $6.5 million, respectively, as compared to $42.8 million, $6.3 million and $10.8 million for the prior year. The EBITDA decrease in 2024 was due to the decrease in revenue. At December 31, 2024 we had a working capital deficit of $1.1 million. For the six months ended June 30, 2025, our net revenues, net income and EBITDA were $16.3 million, $2.3 million and $5.8 million, respectively, representing an increase (decrease) of (6%), 90%, and 67% over the same period in the prior fiscal year. At June 30, 2025 we had a working capital surplus of $12.4 million.

For reconciliation of EBITDA to net income (loss) see “— Non-GAAP Financial Measures” below.

Our Brands

Our flagship brand, FOCUSfactor, is a brain health nutritional supplement with over 24 years of history and a clinically-tested formula (this study was performed independently and is not related to any FDA-approved IND application) comprised of a proprietary blend of key brain supporting ingredients along with vitamins, minerals, and other nutrients. We believe FOCUSfactor is the only product in its category whose entire formula has been shown to support memory, concentration and focus. Our FOCUSfactor brand consists of over 34 SKUs and is sold primarily through leading retailers in the United States, including Costco, Walmart, Amazon.com, Walgreens, CVS, Meijer, and Albertson’s in addition to selling direct to consumer through the FOCUSfactor website. Across three of our key partners, we have increased the number of SKUs sold through the retailer from the single SKU available at the beginning of our relationship in 2015 or 2016. In addition, we have increased our presence in retail locations for these key partners, resulting in a significant increase in points of distribution, being the number of SKUs multiplied by the number of retail locations for each retailer. We have also expanded the brand internationally into Canada (2020), the UK (2023) and we anticipate being in Taiwan and Mexico in the second half of 2025 and in Australia and Asia in the first quarter of 2026.

FOCUSfactor has expanded into the beverage market with its focus plus energy RTD. According to Zion Research in January 2024, the beverage market is large ($176 billion in 2022) and growing (projected 8.6% CAGR covering eight years from 2022 through 2030) with an expanding range of functional benefits such as energy, hydration, cognition/focus, weight loss, gut health and immunity. Examples such as Celsius and Beyond Raw offer dual-benefit products that deliver fat burning plus energy while C4 Smart Energy and FocusAid deliver focus plus energy. Additionally, consumers are looking for not only refreshing drinks but health perks such as zero sugar and low-calorie drinks. This consumer shift in preferences towards more functional benefits can be seen in the evolution of the energy RTD category where originally competitors like Red Bull and Monster delivered conventional energy, then the category offered more performance energy products with added vitamins and amino acids in products such as Reign and C4 Performance to products with more natural energy characteristics and then to the dual-benefit energy products that we see today.

FOCUSfactor is well-positioned to capitalize on the evolving energy RTD category (U.S. sales of $19.2 billion in 2023 and a CAGR of 6.3% from 2018 to 2023, according to Euromonitor in December 2023) with its new focus plus energy RTD. We believe this represents a major growth opportunity, with our dual-benefit RTD formula offering both focus and energy behind a 24+ year brand with strong heritage and awareness in the area of brain health. The FOCUSfactor brand name clearly communicates the differentiation benefit of adding focus to energy. The FOCUSfactor formula does not have to rely as heavily on caffeine as other brands such as Celsius, Bang, Reign and C4, as its formula is a balanced blend of vitamins, cognitive nutrients and caffeine all in a zero sugar, low calorie, great-tasting drink. The brand also delivers a significant value relative to many competitors. Additionally, FOCUSfactor has long-term relationships with large retailers where it has an established presence, which will assist in market penetration for its RTD products. FOCUSfactor is looking to attract both existing consumers of supplement products (typically consumers over age 50) to RTDs as well as a younger demographic (aged 18-49).

FOCUSfactor has successfully demonstrated the ability to leverage its existing retailer relationships to expand its RTDs. From March 2023 through August 2023, FOCUSfactor conducted a five-month trial of its RTD products in 44 clubs of a warehouse club retailer throughout Texas with sales ranging from $550 per club per week to $2,382 per club per week. From April 2024 through July 2024, a second pilot was successfully completed at a major Canadian club retailer throughout Canada with results ranging from C$378 per club per week to C$2,206 per club per week.

Our second marquee brand, Flat Tummy, consists of a range of lifestyle and wellness products and accessories including tea, shakes, lollipops, supplements, apparel, and exercise accessories. We also provide a Flat Tummy mobile app, which, as of June 30, 2025, had approximately 1.97 million unique downloads and is intended as a tool to promote the Flat Tummy lifestyle centered around general wellness and health. Our Flat Tummy brand consists of 12 SKUs and is sold direct to consumer through the Flat Tummy website and application, as well as through Amazon.com, Target.com, and iherb.com.

We also own six additional, non-core brands. While we may elect to promote these brands and commercialize their products in the future, we have prioritized our key brands, FOCUSfactor and Flat Tummy, and management is focused on the growth of these core products.

Our net revenues by brand for the six months ended June 30, 2025 are below:

Net Revenue by Brand for the Six Months Ended June 30, 2025

FOCUS factor®
Nutrition for the Brain

86%
14%

FLAT TUMMY

In the United States, the U.S. Food and Drug Administration (the “FDA”) has regulatory oversight over our FOCUSfactor and Flat Tummy products. However, no formal FDA approval or registration is required because our products are classified as dietary supplements (most FOCUSfactor products and some Flat Tummy products) or foods (some FOCUSfactor and Flat Tummy products).

In Canada, Health Canada (“HC”) has oversight over our FOCUSfactor and Flat Tummy products. Our FOCUSfactor and Flat Tummy products are considered natural health products by HC so they each have a natural product number that was assigned by HC upon its review and approval.

In the United Kingdom, both FOCUSfactor and Flat Tummy are considered food supplements that are regulated by the Food Standards Agency. While there is no requirement for licensing or registering food supplement products in the United Kingdom, products must comply with relevant food law.

In Australia, FOCUSfactor products are “Listed Medicines” that are regulated by the Therapeutic Goods Administration (“TGA”) and require an AUST L (Australia Listed Medicine) number, which has been received for some SKUs. Flat Tummy products are classified as either Listed Medicines or meal replacements. Listed Medicines are regulated by the TGA while meal replacements are regulated under the Australia New Zealand Food Standards Code.

Our Competitive Strengths

We believe that we have attributes that differentiate us from our competitors and provide us with significant competitive advantages. Our key competitive strengths include:

Well-Positioned in Growing Categories Driven by Favorable Consumer Trends

An increased focus on health, beauty and wellness by consumers has served as a tailwind for our brands. The nutritional supplement market has experienced significant growth across a range of areas including immune health, brain health, heart health, sleep/stress, and overall nutrition and wellness as a result of an aging population, increased obesity, pandemic concerns and a desire for more natural solutions and treatments over prescription medication. We believe that we are well positioned to benefit from these favorable trends. The brain health segment is slated to grow at 8% per year in the United States and 13% per year globally, according to Grand View Research. We believe our focus on lifestyle products has also benefited from the growth and prevalence of social media.

Results Backed by Independent Study for FOCUSfactor

We believe the FOCUSfactor brand is strengthened by an independent clinical study to support the product claims for improved memory, concentration, and focus. FOCUSfactor has been tested in a single-center, randomized, double-blind, placebo-controlled, parallel group study to evaluate its effect on memory, concentration, and focus in healthy adults. The study was not a clinical trial conducted pursuant to an FDA-approved IND application, and the FDA has not reviewed this study or evaluated these performance claims.

In this study, FOCUSfactor was tested on its entire 52-ingredient formulation rather than testing one or two ingredients within a formulation. FOCUSfactor was shown to provide a 44% increase in recall memory (an increase of 6.5 words compared to 4.5 words for the placebo group) after six weeks of use versus placebo. This differentiates FOCUSfactor from other brain-health supplements and is a prime reason why FOCUSfactor has been placed in premier retailers. This controlled study was conducted in healthy male and female subjects between the ages of 18 and 65 who were randomized in a control group and a placebo group. Subjects were compensated for their participation. See “Business — FOCUSfactor Study” for additional information.

Experienced Management Team with Proven Track Record of Value Creation

Our executive team has a combined 90 years of experience in consumer marketing and distribution and has been instrumental in acquiring and building our core brands. Management has exercised strong financial discipline in its acquisition strategy, with a focus on acquiring brands at attractive valuations. For example, we acquired FOCUSfactor for approximately 3x trailing EBITDA. For the six months ended June 30, 2025, year ended December 31, 2024 and the year ended December 31, 2023, FOCUSfactor generated net revenue of $14 million, $30.7 million and $37.2 million, respectively. Management’s philosophy is to acquire promising brands that fit within our health, beauty and lifestyle offerings, and apply our marketing and distribution strategies to develop brands to their full potential. We believe we are adept at identifying promising opportunities that build out and complement our core brand portfolio.

Premier Retail Partners

Our premier retail partners include Costco, BJ’s Wholesale Club, Walmart, Amazon.com, Publix Supermarkets, Meijer, Albertson’s, CVS, Walgreens and others. We sell products to these partners under their standard arrangements, which do not include a term or duration, as sales under each vendor agreement are generally made on a purchase order basis. Our partners provide a platform to expand the breadth of our current offerings through product line extensions and new product innovation. We continue to introduce new SKUs to our current retail partners, such as the addition of FOCUSfactor RTDs and vision products to our membership club and other channels. Additionally, the international footprint of certain of our various retail partners facilitates our geographic expansion plans.

Scalable and Flexible Asset-Light Model to Support Growth

Our focus is on brand management, marketing, product development and distribution, and we utilize contract manufacturing partners in order to produce our various brand offerings. The use of third-party manufacturing partners allows us to scale quickly, as we ensure that our partners have sufficient capacity to meet our demand needs. We also maintain multiple relationships with different contract manufacturers, ensuring diversification of our manufacturing base and reducing the likelihood of supply bottlenecks or deficits that could potentially slow our growth.

Our Growth Strategy

We intend to drive growth and increased profitability in our business through these key elements of our strategy:

Broaden Media Advertising Strategy

We have experienced significant acceleration in sales growth for the FOCUSfactor brand as a result of our television advertising in prior years. We launched a national advertising campaign in August 2020, which aired on major news and entertainment networks such as Fox News, CNN, MSNBC, TLC, and TNT, targeting adults 45 years of age and older. We anticipate a coordinated expansion of our advertising strategy during 2025, as we focus on pushing additional SKUs within our retail sales partner network to continue to build brand awareness and increase reach for FOCUSfactor. We also plan to invest in online marketing to promote all of our brands, including social media and influencer driven marketing. We have also experienced significant growth through our increased distribution, which we continue to drive forward.

Acquire Brands which Complement Our Existing Portfolio

We will continue to evaluate acquisition opportunities that we believe fit well within our brand portfolio and create value for our stockholders, such as further retail expansion in nutraceuticals and market expansion in health and beauty. In spite of historical capital constraints, our opportunistic approach to acquisitions has resulted in a successful track record of identifying promising targets that align with our overall brand strategy in the health, beauty and lifestyle segments.

Partner with Additional Leading Retailers to Expand the Reach of Our Products

We have established distribution relationships with premier retail partners, including Costco, Walmart, Amazon.com, BJ’s Wholesale Club, Publix Supermarkets. Walgreens, CVS, The Vitamin Shoppe, Target.com, H-E-B, Meijer, and Albertson’s. Based on the success of our products with these leading retail partners, we believe that we are well positioned to add new retailers that will enhance our distribution footprint. We believe we have expansion opportunities with food retailers, including those focused on health foods. We intend to introduce three to five new SKUs across three potential retailers, which would potentially result in the addition of approximately 50,000 points of distribution.

Diversify Our Geographic Presence through Entry into New Markets

We seek to accelerate our sales growth by expanding and further diversifying our geographic footprint. For the year ended December 31, 2024, all of our net revenue was generated within North America. Our goal is to increase our net revenues generated from new markets. As we target new international markets, our strategy is to develop highly competitive and differentiated products that are produced in-country for ease of entry, with support from our regulatory group and an in-country regulatory consultant to help expedite the approval process. In the United Kingdom, where we have distribution with Costco and Holland & Barrett, we have established relationships with manufacturers who began producing FOCUSfactor in-country in December 2021. We currently plan to enter the Taiwan and Mexico markets in the second half of 2025 and in Australia and Asia in the first quarter of 2026, initially with FOCUSfactor, followed by Flat Tummy. In Mexico, we have identified local manufacturers and we have connected with retailers in Mexico during 2025. We then plan to expand our brands into Australia (where we have TGA approval for our FOCUSfactor products) and Asian markets in 2026. In addition, we are developing our marketing plans in compliance with applicable law, and are initiating retailer meetings as we seek to gain distribution across these new retail markets.

Use Innovative Strategies to Boost Consumer Engagement

We have made investments in promoting an app for Flat Tummy and view this as a key aspect of growing our customer base and maintaining high levels of engagement. We have also focused on developing our social media presence, in particular through Instagram, in order to foster and grow our relationship with customers. Our brands appeal to both specific consumer needs as well as lifestyle choices and we seek to deepen our understanding of our customers and boost recognition of our brands through increased engagement.

Continue to Develop and Expand Our Current Brands

Our plan is to further develop and expand our brands by reaching a broader set of customers through advertising and product expansion. More specifically, we look to develop new products for our brands to satisfy the various customer segment opportunities (i.e., baby boomers, millennials, etc.) and satisfy various consumer needs as they relate to new and improved formulations, expanded and improved product benefits, alternative delivery formats and sizes. As we increase the product line-up behind our brands, we leverage our current retail distribution network by expanding our presence as well as adding incremental distribution with new retail partners. With a broader brand presence, we believe our advertising becomes even more efficient at driving sales velocity.

This is evidenced by our expanded FOCUSfactor product line, including focus and energy RTD and liquid shots that are marketed to a younger adult audience. In 2023, we successfully launched an RTD pilot program in the United States through a major retailer. Additionally, in the second quarter of 2024, we launched three core FOCUSfactor focus and energy RTD products in Canada. In 2025, we plan to introduce an additional FOCUSfactor supplement for Taiwan, RTDs for the UK and focus and energy coffee for the United States. We also introduced new graphics for the FOCUSfactor line that provide a more impactful design, in the third quarter of 2024. In the first quarter of 2025, we introduced new complementary products to the Flat Tummy line-up, including new protein shakes, GLP-1 support products and pre-workout powders. Additionally, we plan to employ this strategy of expanding our brands into international markets that include Mexico and Asia, among others.

Marketing and Sales

Our targeted, consumer-driven marketing strategy has been key to building our brands and driving revenue growth. We manage dedicated marketing strategies for each of our brands in order to build deep connections with our customers.

FOCUSfactor.    Our marketing strategy for FOCUSfactor is primarily focused on increased distribution and advertising campaigns that appeal to the demographics of our wellness focused customer base. For the year ended December 31, 2024, FOCUSfactor net revenue decreased 17% year-over-year, to $30.7 million, primarily due to the rebranding and packaging upgrade we undertook. As our flagship brand, FOCUSfactor accounted for 86% of our net revenue in the six months ended June 30, 2025, compared with 85% for the six months ended June 30, 2024, 88% in the year ended December 31, 2024, compared to 87% for the year ended December 31, 2023.

Flat Tummy.    We employ a primarily online and social media driven strategy for our Flat Tummy brand. The brand is focused primarily on women. We employ campaigns to reach our core target segments through a mix of traditional online advertising as well as influencer-based marketing. For the six months ended June 30, 2025, Flat Tummy accounted for 14% of our net revenue, compared with 15% in the six months ended June 30, 2024, 12% of our net revenue in the year ended December 31, 2024, compared to 13% for the year ended December 31, 2023.

Competition

The U.S. nutritional supplements retail industry is a large and highly fragmented industry with few barriers to entry. We compete against other domestic and international manufacturers, specialty retailers, mass merchants, multi-level marketing organizations, mail-order and direct-to-consumer companies, and e-commerce companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition. In addition, our competitors may be more effective and efficient in introducing new products.

Non-GAAP Financial Measures

We currently focus on EBITDA to evaluate our business relationships and our resulting operating performance and financial position. EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization.

We believe that EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), provides useful information to investors.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net income	$2,124,976	$6,338,750
Interest income	(1,523)	(1,616)
Interest expense	4,105,198	4,236,149
Income tax expense	102,085	234,980
Depreciation and amortization	133,334	33,333
EBITDA	$6,464,070	$10,841,596
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
	(Unaudited)	(Unaudited)
Net income	$2,349,501	$1,235,716
Interest income	(14,261)	(761)
Interest expense	3,203,083	1,855,508
Income tax expense	178,647	306,571
Depreciation and amortization	66,667	66,667
EBITDA	$5,783,637	$3,463,701

EBITDA is considered non-GAAP financial measures. EBITDA represents earnings before interest, taxes, depreciation and amortization. Our definition of EBITDA might not be comparable to similarly titled measures reported by other companies.

Summary Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors” following this prospectus summary and under similar headings in the documents incorporated by reference into this prospectus. These risks include, but are not limited to, the following:

•        We operate in a highly competitive industry and our failure to compete effectively could materially and adversely affect our sales and growth prospects;

•        Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm our relationship with customers and our product sales, as well as our financial condition and operating results;

•        Our sales growth is dependent upon maintaining our relationships with a small number of existing large customers, and the loss of any one such customer could materially adversely affect our business and financial performance;

•        If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer;

•        Adverse or negative publicity could cause our business to suffer;

•        We continue to explore new strategic initiatives, but we may not be able to successfully execute on, or realize the expected benefits from, the implementation of our strategic initiatives, and our pursuit of new strategic initiatives may pose significant costs and risks;

•        The nutritional supplement industry increasingly relies on intellectual property rights and although we seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us;

•        We plan to expand into additional international markets, which will expose us to significant operational risks;

•        We may experience product recalls, withdrawals or seizures, which could materially and adversely affect our business, financial condition and results of operations;

•        We and our suppliers are subject to numerous laws and regulations that apply to the manufacturing and sale of nutritional supplements, and compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, subject us or our suppliers to the risk of enforcement action or litigation, or otherwise adversely affect our business, results of operations and financial condition; and

•        The other factors described in “Risk Factors.”

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Corporate Information

We were organized as a corporation under the laws of the State of Nevada on December 29, 2010 under the name “Oro Capital Corporation.” In April 2014, Synergy Strips Corp., a Delaware corporation, became our wholly-owned subsidiary, and we changed our name from “Oro Capital Corporation” to “Synergy Strips Corp.” In August 2015, we changed our name to “Synergy CHC Corp.” In January 2019, our other U.S. subsidiaries, Neuragen Corp., Sneaky Vaunt Corp., The Queen Pegasus Corp. and Breakthrough Products Inc., merged with and into the Company. Synergy is the sole owner of four subsidiaries: NomadChoice Pty Ltd., Hand MD Corp., Synergy CHC Inc. and Synergy CHC Mexico, and the results have been consolidated in these statements. Synergy CHC Mexico was incorporated during May 2025 for the purposes of expanding into Mexico.

We completed our initial public offering on October 24, 2024, and became subject to the information and reporting requirements of the Exchange Act. We file periodic reports, proxy statements and other information with the SEC.

The address of our principal executive offices is currently 865 Spring Street, Westbrook, Maine 04092 and our phone number is (207) 321-2350. Our website is www.synergychc.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

The Offering

Common stock offered	1,275,510
Shares of common stock outstanding prior to this offering	9,441,853 shares
Common stock to be outstanding after this offering	10,717,363 shares (or 10,908,689 shares if the underwriters exercise their over-allotment option in full).
Over-allotment option

We have granted the underwriters exercisable for 45 days from the date of this prospectus to purchase up to 191,326 additional shares of our common stock, at price equal to the public offering price per share in this offering less underwriting discounts and commissions, solely to cover over-allotments, if any.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $4.4 million, or approximately $5.1 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $3.92 per share, which is the last reported sale price of our common stock on the Nasdaq Capital Market on August 12, 2025.

We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Risk factors

You should read the “Risk Factors” section of this prospectus beginning on page 11 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	SNYR.
Transfer Agent and Registrar	VStock Transfer, LLC,

As of August 13, 2025, 9,621,926 shares of our common stock were issued and 9,441,853 shares were outstanding. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•        assumes no exercise by the underwriters of their over-allotment option;

•        excludes 38,265 shares of common stock issuable upon exercise of the Underwriter Warrants;

•        excludes 252,102 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.15 per share;

•        excludes 2,252,102 shares of common stock reserved for future issuance pursuant to the Synergy CHC Corp. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”); and

•        excludes 103,500 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $11.70 per share.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following discussion of risks and uncertainties affecting us and our securities, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The following risk factors apply to the business and operations of the Company and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties we discuss in this prospectus and under similar headings in the documents incorporated by reference into this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. See also the section of this prospectus titled “Where You Can Find More Information.”

The risk factors set forth below supplement the risk factors previously disclosed and should be read together with the risk factors incorporated by reference herein and any additional risk factors that we may include in subsequent periodic filings with the SEC.

Risks Related to Our Business, Strategy and Industry

While our exposure to international markets and foreign sourcing is limited, we may still be indirectly affected by global trade developments.

We primarily operate within the United States, and in 2024, international sales accounted for only 11.5% of our total revenue. We purchase only finished goods from U.S.-based third-party manufacturers and do not engage in the direct sourcing of raw materials. This structure limits our direct exposure to international markets, tariffs, and global supply chain disruptions.

However, because our manufacturers may source raw materials from abroad, changes in international trade policies, tariffs, or geopolitical tensions could still affect our supply chain and cost of goods. Any disruptions or cost increases experienced by our manufacturers may impact the availability or pricing of the products we purchase. While our current structure mitigates many of the risks associated with global sourcing, we cannot eliminate the possibility that future global events or trade policies may have an adverse effect on our business, financial condition, or results of operations.

Management will have broad discretion in how we use the proceeds from this offering.

Our management will have broad discretion with respect to the use of proceeds of this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could harm our business and cause the price of our common stock to decline.

If the price of our common stock fluctuates significantly, your investment could lose value.

Although our common stock is listed on the Nasdaq Capital Market, we cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us.

Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

•        our quarterly or annual operating results;

•        changes in our earnings estimates;

•        investment recommendations by securities analysts following our business or our industry;

•        additions or departures of key personnel;

•        success of competitors;

•        changes in the business, earnings estimates or market perceptions of our competitors;

•        our failure to achieve operating results consistent with securities analysts’ projections;

•        changes in industry, general market or economic conditions; and

•        announcements of legislative or regulatory changes.

Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general, and Nasdaq in particular, has experienced price and volume fluctuations that have significantly affected the quoted prices of the securities of many companies, including companies in our industry and have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable, and the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

A loss of investor confidence in the market for our common stock or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We do not anticipate paying dividends in the foreseeable future.

We do not currently pay dividends and do not anticipate paying any dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors (the “Board of Directors”), subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. Payment of dividends will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant at that time. Unless and until we declare and pay dividends, any return on your investment will only occur if our share price appreciates.

If you purchase our common stock in this offering, you may incur immediate and substantial dilution in the book value of your shares of common stock.

You may suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $3.92 per share, the last reported price of our common stock on the Nasdaq Capital Market on August 12, 2025, we estimate our as adjusted net tangible book value per share of common stock after this offering will be $(0.76). As a result, purchasers of securities in this offering will experience an immediate decrease of $4.68 per share in net tangible book value of our common stock. See the section of this prospectus titled “Dilution” for a more detailed description of these factors.

Resales of our shares of common stock in the public market by our stockholders as a result of this offering may cause the market price of our common stock to fall.

Sales of substantial amounts of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock. The issuance of new shares of common stock could result in resales of our shares of common stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities exercisable or convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 1,275,510 shares of common stock in this offering will be approximately $4.4 million (or $5.1 million if the underwriters exercise their over-allotment option in full), at the assumed public offering price per share of common stock of $3.92, which was the last reported sale price of our common stock on the Nasdaq Capital Market on August 12, 2025, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes.

In the event that any net proceeds are not immediately applied, we may temporarily hold them as cash, deposit them in banks or invest them in cash equivalents or securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025 on an as adjusted basis to give effect to the issuance and sale by us in this offering of 1,275,510 shares of our common stock at an assumed public offering price of $3.92 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 12, 2025), after deducting underwriting discounts and commissions and estimated offering expenses that we expect to pay.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus.

	As of June 30, 2025
	Actual	As Adjusted
Cash and cash equivalents	$1,458,561	$5,867,751

Capitalization:
Current debt:
Short term loans payable, net of debt discount	1,894,857	1,894,857
Total current debt	1,894,857	1,894,857
Long-term debt:
Notes payable, net of debt discount	24,978,999	24,978,999
Total long-term debt	24,978,999	24,978,999
Stockholders’ deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 9,621,926 shares issued and 9,441,853 shares outstanding, actual; and 10,897,436 shares issued and 10,717,363 outstanding, as adjusted	96	109
Additional paid in capital	29,508,354	33,917,531
Accumulated other comprehensive loss	(9,838)	(9,838)
Accumulated deficit	(41,750,312)	(41,750,312)
Less: Treasury stock (180,073 shares) at cost	(127,500)	(127,500)
Total stockholders’ deficit	(12,379,200)	(7,970,010)
Total Capitalization	$14,494,656	$18,903,846

Unless we indicate otherwise, all information in this Capitalization section:

•        assumes no exercise by the underwriters of their over-allotment option;

•        excludes 38,265 shares of common stock issuable upon exercise of the Underwriter Warrants;

•        excludes 252,102 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.15 per share;

•        excludes 2,252,102 shares of common stock reserved for future issuance pursuant to our 2024 Equity Incentive Plan; and

•        excludes 103,500 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $11.70 per share.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our historic net tangible book value of our common stock as of June 30, 2025 was approximately $(12.6 million), or $(1.33) per share, based on the number of shares of our common stock outstanding as of June 30, 2025. Historic net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock.

After giving effect to the receipt of the net proceeds from our sale of 1,275,510 shares of common stock in this offering at an assumed public offering price of $3.92 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 12, 2025), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2025 would have been $(8.2 million), or $(0.76) per share. This represents an immediate increase in as adjusted net tangible book value of $0.57 per share to our existing stockholders and an immediate dilution of $4.68 per share to investors purchasing common stock in this offering.

We calculate dilution per share to new investors by subtracting the historic net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Assumed public offering price per share		$3.92
Historic net tangible book value (deficit) per share as of June 30, 2025	$(1.33)
Increase in net tangible book value per share attributable to new investors in this offering	$0.57
As adjusted net tangible book value per share as of June 30, 2025 after this offering		(0.76)
Dilution in net tangible book value per share to new investors in this offering		$4.68

Each $1.00 increase (decrease) in the assumed public offering price of $3.92 per share would increase (decrease) our as adjusted net tangible book value per share after this offering by $0.11 per share and the dilution to new investors by $5.57 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the as adjusted net tangible book value per share after giving effect to this offering would be $(0.69) per share, representing an immediate increase to existing stockholders of $0.65 per share, and immediate dilution to new investors in this offering of $4.61 per share.

The following table summarizes, as of June 30, 2025, on the as adjusted basis described above:

•        the total consideration paid to us by our existing stockholders and by new investors purchasing common stock in this offering, assuming a public offering price of $3.92 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 12, 2025), before deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering; and

•        the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	9,441,853	88%	$29,508,450	86%	$3.13
New investors	1,275,510	12%	4,999,999	14%	$3.92
Total	10,717,363	100.0%	34,508,449	100.0%	$3.22

A $1.00 increase (decrease) in the assumed public offering price of $3.92 per share would increase (decrease) total consideration paid by new investors by $1.3 million and increase (decrease) the total consideration paid to us by new investors by 26%, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the number of shares held and the percentage of total consideration paid by the existing stockholders after this offering would be reduced to 87% and 84%, respectively, and the number of shares held and the percentage of total consideration paid by new investors would increase to 13% and 16%, respectively.

The foregoing calculations assume no exercise by the underwriters of their over-allotment option and exclude:

•        38,265 shares of common stock issuable upon exercise of the Underwriter Warrants;

•        252,102 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.15 per share;

•        2,252,102 shares of common stock reserved for future issuance pursuant to our 2024 Equity Incentive Plan; and

•        103,500 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $11.70 per share.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and amended and restated bylaws, to which you should refer. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and amended and restated bylaws, which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.00001 per share and 1,000,000 shares of undesignated preferred stock, $0.00001 par value. On August 13, 2025 there were 9,621,926 shares of common stock issued, 9,441,853 shares of common stock outstanding, held by approximately 67 stockholders of record. On August 13, 2025, no shares of preferred stock were issued or outstanding. Upon completion of this offering, there will be 10,717,363 shares of common stock outstanding.

Common Stock

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock outstanding at that time after payment of other claims of creditors.

Preferred Stock

Our articles of incorporation provide that our Board of Directors is authorized to issue shares of preferred stock from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Anti-Takeover Effects of Certain Provisions of Nevada Law

Effect of Nevada Anti-takeover Statute. We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of two years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if after the date that the stockholder becomes an interested stockholder the business combination is approved by the board of directors and by 60% of the voting power of all disinterested stockholders at either an annual or special meeting of the stockholders of the corporation. Section 78.439 provides that business combinations after the two-year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless either approved by the corporation’s directors before the stock acquisition, or by a majority of the disinterested stockholders or unless the price and terms of the transaction meet other criteria set forth in the statute.

Section 78.416 defines “business combination” to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

•        any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder, with a market value of 5% or more of the value of the outstanding shares of the corporation;

•        the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of voting shares of securities convertible into voting shares of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

•        the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Control Share Acquisitions.    Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Indemnification of Directors and Officers

Neither our articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our amended and restated bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

We have entered into agreements with our officers and directors that provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation and amended and restated bylaws.

We do not currently carry directors’ and officers’ insurance. However, we may in the future purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Listing

Shares of our common stock are listed on the Nasdaq Capital Market under the symbol “SNYR”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, New York 11598.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of shares of our common stock issued pursuant to this offering but is not intended to be a complete analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to a non-U.S. holder that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstance, including the impact of the alternative minimum tax, the special tax accounting rules in Section 451(b) of the Code or the Medicare surtax on net investment income provided by Section 1411 of the Code. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding shares of our common stock as part of a straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers, or certain electing traders in securities that use a mark-to-market method of tax accounting for their securities positions;

•        “controlled foreign corporations”, “passive foreign investment companies”, as defined in Sections 957 and Section 1297 of the Code, respectively, and corporations that accumulate earnings to avoid U.S. federal income tax under Section 531 and 532 of the Code;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our common stock under the constructive sale provisions of the Code;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is an individual, corporation, estate or trust and is not a “U.S. person.” A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a nontaxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero, and any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition”.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate of withholding).

A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty. If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax Under FATCA”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•       the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to a non-U.S. holder whether or not withholding is required. Copies of the information returns reporting such interest, dividends, and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the beneficial owner is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or otherwise establishes an exemption. Proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such beneficial owner is a United States person, or otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Under FATCA

Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and the Treasury Regulations and administrative guidance thereunder impose a 30% withholding tax on certain types of payments made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including, in some cases, when such foreign financial institution or non-financial foreign entity acts as an intermediary, unless (1) the foreign financial institution has entered into an agreement with the U.S. government to withhold on certain payments and to undertake certain diligence and reporting obligations regarding U.S. account holders (including certain account holders that are non-U.S. entities with U.S. owners), (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We have entered into an underwriting agreement, dated             , 2025, with Bancroft Capital, LLC acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below has agreed to purchase from us, severally and not jointly, and we have agreed to sell to it, the number of shares of common stock listed next to its name at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Bancroft Capital, LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Over-allotment Option

We have granted the underwriters an over-allotment option, exercisable 45 days from the date of this prospectus, to purchase up to an additional 191,326 shares from us at a price equal to the public offering price per share in this offering less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option.

Discounts, Commissions and Expenses

The Representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $            per share for the common stock. After the completion of this offering, the underwriters may change the offering price and other selling terms.

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.

	Per Share	Total Assuming No Exercise of Over-Allotment Option	Total Assuming Full Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $150,000, which includes our legal, accounting and various other fees associated with registration of our common stock.

We have agreed to pay all fees, disbursements and expenses in connection the offering, including, without limitation, our legal and accounting fees and expenses, the costs of preparing, printing, mailing and delivering the registration statement, the preliminary and final prospectus contained therein and amendments thereto, post-effective amendments and supplements thereto, any other offering materials, the underwriting agreement and related documents (all in such quantities as the Representative may reasonably require); preparing and printing stock certificates and warrant certificates. The costs of any “due diligence” meetings; filing fees (including SEC filing fees), costs and expenses (including third party expenses and disbursements) incurred in registering the offering; FINRA filing fees; costs and expenses of qualifying the offering under the securities or “blue sky” laws of such states as may be specified by the Representative; transfer taxes, and transfer and warrant agent and registrar fees, but excluding those costs and expenses that FINRA regulations require to be borne by a selling agent, placement agent or underwriter.

We have agreed to reimburse the Representative for fees and expenses of its legal counsel and other out-of-pocket expenses, roadshow expenses and cost of background checks incurred in the offering, up to a maximum of $75,000 and for its settlement and closing costs up to a maximum of $14,900.

We have paid an expense advance of $10,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A) and (5)(A).

Underwriter Warrants

Upon the closing of this offering, we have agreed to issue warrants to the Representative to purchase 3% of the total number of shares of common stock sold in this offering (including the shares of common stock sold upon the underwriters’ exercise of the over-allotment option) (the “Underwriter Warrants”). The Underwriter Warrants will have an exercise price equal to 110% of the public offering price set forth on the cover page of this prospectus (or $4.31 per share, based on the assumed public offering price per share of common stock of $3.92, the last reported sale price of our common stock on the Nasdaq Capital Market on August 12, 2025), subject to standard anti-dilution adjustments for share splits and similar transactions. The Underwriter Warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing six months after issuance with (i) 25% expiring in three years, (ii) 25% expiring in four years, and (iii) the remaining 50% expiring in five years from the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8)(A). The Underwriter Warrants are also exercisable on a cashless basis. The Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). Except as permitted by Rule 5110(e)(1), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the securities underlying the Underwriter Warrants, nor will any of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of sales under this prospectus. The Underwriter Warrants will provide for a one-time demand registration right at our expense, and unlimited piggyback registration rights, in each case for period of up to five years from the commencement of sales in this offering in compliance with FINRA Rule 5110(g)(8)(C) and (D), respectively.

Lock-Up Agreements

Each of our directors and executive officers has agreed, without the prior written consent of the Representative, not to, directly or indirectly (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of any shares of common stock, any warrant or option to purchase such shares or any other of our securities or of any other entity that is convertible into, or exercisable or exchangeable for, shares of our common stock or any other of our equity securities (each a “Relevant Security” and collectively, “Relevant Securities”), in each case owned beneficially owned by them or otherwise publicly disclose the intention to do so, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act with respect to any Relevant Security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.

Clear Market

We have agreed that, without the prior written consent of the Representative (such consent not to be unreasonably withheld or delayed), we will not, for a period of 90 days after the closing date of the offering (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Discretionary Accounts

The underwriters do not intend to confirm sales of the Units and/or Pre-funded Units offered hereby to any accounts over which they have discretionary authority.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Nasdaq Capital Market

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “SNYR.”

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M:

•        Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•        Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

SELLING RESTRICTIONS

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

European Economic Area

In relation to the Member States of the European Economic Area (each, a “Relevant State”), no offer of shares of our common stock which are the subject of the offering contemplated by this prospectus to the public may be made in that Relevant State other than:

•        to any legal entity that is a qualified investor as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representative or representatives nominated by us for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock described in this prospectus shall result in a requirement for the publication of a prospectus, by us or any of the underwriters, pursuant to Article 3 of the Prospectus Regulation.

Each purchaser of shares of our common stock described in this prospectus located within a Relevant State will be deemed to have represented, acknowledged and agreed that (1) it is a “qualified investor” within the meaning of the Prospectus Regulation; and (2) in the case of any shares of common stock acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Regulation as having been made to such persons. For purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe to the shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•        to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”),

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In addition, in the United Kingdom, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons in the United Kingdom who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”); and/or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of any shares in the United Kingdom within the meaning of the FSMA. Any person in the United Kingdom who is not a relevant person should not take any action on the basis of this prospectus and should not act or rely on it.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina. Lucoksy Brookman LLP is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Synergy CHC Corp. as of December 31, 2024 and 2023 and for the years then ended included in this prospectus have been so included in reliance on the reports of RBSM LLP, an independent registered public accounting firm, which are included herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information set forth in the registration statement and the exhibits to the registration statement For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at www.sec.gov.

We maintain a website at www.synergychc.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement:

•        Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 31, 2025;

•        Those portions of our Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders filed with the SEC on April 28, 2025 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024;

•        Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, respectively, filed on May 15, 2025 and August 14, 2025, respectively;

•        Current Report on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on March 31, 2025, June 4, 2025, June 12, 2025 and June 18, 2025; and

•        Our registration statement on Form 8-A filed on October 21, 2024.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the termination of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Synergy CHC Corp.

865 Spring Street

Westbrook, Maine 04092

(902) 237-1220

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

1,275,510 Shares

Common Stock

Synergy CHC Corp.

______________________________

PRELIMINARY PROSPECTUS

______________________________

Bancroft Capital, LLC

            , 2025

Through and including        , 2025 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee	$905.57
FINRA filing fee	1,362.50
Legal fees and expenses	75,000
Accounting fees and expenses	75,000
Total	$152,268.07

Item 14. Indemnification of Directors and Officers.

Neither our articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our amended and restated bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

We have entered into indemnification agreements with each of our officers and directors, a form of which is filed as an exhibit to this Registration Statement.

These agreements require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Senior Subordinated Debentures

On March 8, 2022, we entered into Securities Purchase Agreements with purchasers for Senior Subordinated Debentures in the aggregate amount of $6,000,000 with an original maturity date of September 8, 2022 and warrants to purchase common stock with a term of 3 years. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering to issue the Senior Subordinated Debentures.

Shares Issued to Noteholders

On March 8, 2022, we and Sanders Morris Harris, LLC, as representative of certain of its clients (the “Noteholders”) entered into that certain Securities Purchase Agreement, as modified by the Modification Agreement between the parties dated June 14, 2024, further modified by the Modification Agreement, dated March 31, 2024 (the “Modification Agreement,”), and further modified by the Assignment, Assumption and Release Agreement dated April 28, 2025 (the “Release Agreement”), pursuant to which the Noteholders purchased Senior Subordinated Debentures issued by the Company and were issued common stock purchase warrants of the Company (the “Warrants”). Since the Principal Amount plus Loan Renegotiation Fee (each as defined in the Modification Agreement) were not repaid in full by December 31, 2024, we issued to the Noteholders an aggregate of 441,178 shares of common stock (the “Additional Shares”). We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering to issue the Additional Shares.

Pre-Funded Common Stock Purchase Warrant

On May 29, 2025, we satisfied $12,713,858 of Company debt, previously owed to Knight Therapeutics International S.A. (“Knight”), through a combination of (i) a $10,000,000 cash repayment, (ii) an early payment discount of $1,213,858, and (ii) a conversion of $1,500,000 into equity (the “Equity Conversion”).

On May 29, 2025 (the “Initial Exercise Date”), we issued a pre-funded common stock purchase warrant (the “Pre-Funded Warrant”) to purchase up to 428,570 shares of common stock (each a “Warrant Share”), to Knight, in connection with the Equity Conversion. The Pre-Funded Warrant expires upon the earlier of the date the Pre-Funded Warrant is exercised in full, and May 29, 2026. The aggregate exercise price of the Pre-Funded Warrant, except for a nominal exercise price of $0.00001 per Warrant Share, was pre-funded to the Company on or prior to the Initial Exercise Date and, consequently, no additional consideration (other than the nominal exercise price of $0.00001 per Warrant Share) shall be required to be paid by Knight to effect any exercise of the Pre-Funded Warrant. The Pre-Funded Warrant may be exercised, in whole or in part, by means of a “cashless exercise.” The Pre-Funded Warrant provides that the warrant will be automatically exercised via “cashless exercise” pursuant to Section 2(c) of the Pre-Funded

Warrant upon the closing of the next sale of equity securities of the Company. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering to issue the Pre-Funded Warrant.

Item 16. Exhibits.

(a)     Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on September 16, 2024).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by Synergy CHC Corp. on June 18, 2025).
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
4.1	Form of Underwriter Warrants.
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.
10.1#

Sales and Marketing Consultant and Distribution Agreement, dated April 2, 2014, between Synergy Strips Corp. and Kenek Brands Inc. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.2

Loan Agreement, dated January 22, 2015, between Knight Therapeutics (Barbados) Inc. and Synergy Strips Corp. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.3

Distribution, License and Supply Agreement, dated January 22, 2015, by and between Synergy Strips Corp. and Knight Therapeutics (Barbados) Inc. (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.4#	Synergy Strips Corp. 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.5#	Synergy CHC Corp. 2024 Equity Incentive Plan, and amendment thereto (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.6

First Amendment to Loan Agreement, dated November 12, 2015, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.7

Amendment to First Amendment Agreement, dated December 3, 2015, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.8

Amendment and Confirmation Agreement, dated December 3, 2015, by and among Knight Therapeutics (Barbados) Inc., Nomad Choice Pty Ltd., Synergy CHC Corp. and Breakthrough Products, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.9

FOCUSfactor Distribution Agreement (Canada), dated December 23, 2016, between Knight Therapeutics Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.10

Amended and Restated Loan Agreement, dated August 9, 2017, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.11

First Amendment to Amended and Restated Loan Agreement, dated May 14, 2018, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.12

Second Amendment to Amended and Restated Loan Agreement, dated March 27, 2019, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

Exhibit No.	Description
10.13

Third Amendment Agreement, dated May 8, 2020, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.14

Fourth Amendment Agreement, dated July 7, 2022, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.15

Fifth Amendment Agreement, dated September 30, 2023, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.16

Sixth Amendment Agreement, dated June 6, 2024, between Knight Therapeutics (Barbados) Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.17

Distribution Agreement (Canada), dated February 15, 2016, between Knight Therapeutics Inc. and Nomad Choice Pty Ltd. (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.18

Distribution Agreement (Remaining Territories), dated February 15, 2016, between Knight Therapeutics (Barbados) Inc. and Nomad Choice Pty Ltd. (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.19

Distribution Agreement (Canada), dated January 1, 2017, between Knight Therapeutics Inc. and Sneaky Vaunt Corp. (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.20

Distribution Agreement (Remaining Territories), dated January 1, 2017, between Knight Therapeutics (Barbados) Inc. and Sneaky Vaunt Corp. (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.21+

Costco Wholesale Basic Vendor Agreement, dated October 9, 2009, between Factor Nutrition Labs LLC and Costco Wholesale Corporation (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.22+

Supplier Agreement by and among Factor Nutrition Labs LLC and Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., and Sam’s East, Inc. (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.23

Master Vendor Agreement, dated July 26, 2022, between iHerb, LLC and Synergy CHC Corp. (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.24

Merchant Loan Agreement, dated January 29, 2024, between WebBank and Synergy CHC Corp. (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.25

Merchant Loan Agreement, dated May 1, 2024, between WebBank and Synergy CHC Corp. (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.26

Promissory Note, dated February 10, 2022, by Synergy CHC Corp. in favor of Don Sanders (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.27

Form of Securities Purchase Agreement, dated March 8, 2022, by and between Synergy CHC Corp. and the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.28

Modification Agreement, dated June 14, 2023, by and among Sanders Morris Harris, LLC, Mr. Don A. Sanders and Synergy CHC Corp. (incorporated by reference to Exhibit 10.36 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.29

Modification Agreement, dated March 31, 2024, by and among Sanders Morris Harris, LLC, Don A. Sanders and Synergy CHC Corp. (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.30	Form of Indemnification Agreement(incorporated by reference to Exhibit 10.38 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

Exhibit No.	Description
10.31

Amended and Restated Promissory Note, dated August 28, 2024, by Boombod Ltd in favor of Synergy CHC Corp. (incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on August 28, 2024).

14.1	Code of Business Ethics and Conduct (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
21.1	List of subsidiaries of the Registrant.
23.1	Consent of RBSM LLP.
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).
99.1	Clawback Policy (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
107	Filing Fee Table.

____________

#        Denotes a management contract or compensatory plan or arrangement.

+        Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

(b)    Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)     Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)   Include any additional or changed information on the plan of distribution.

(2)    For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5)      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)     For determining liability under the Securities Act, if securities are offered or sold to a purchaser by means of any of the following communications, the Company will be a seller to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)   Any other communication that is an offer in the offering made by the Company to a purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbrook, State of Maine, on the 15th day of August, 2025.

SYNERGY CHC CORP.
By:	/s/ Jack Ross
Jack Ross
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack Ross and Jaime Fickett and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Jack Ross	Chief Executive Officer and Chairman	August 15, 2025
Jack Ross	(Principal executive officer)
/s/ Jaime Fickett	Chief Financial Officer	August 15, 2025
Jaime Fickett	(Principal financial and accounting officer)
/s/ Alfred Baumeler	President and Director	August 15, 2025
Alfred Baumeler
/s/ J. Paul SoRelle	Director	August 15, 2025
J. Paul SoRelle
/s/ Nitin Kaushal	Director	August 15, 2025
Nitin Kaushal
/s/ Scott Woodburn	Director	August 15, 2025
Scott Woodburn